Exhibit 10.3
LENNOX INTERNATIONAL INC.
PROFIT SHARING RESTORATION PLAN
(As Amended and Restated Effective as of January 1, 2009)
THIS PROFIT SHARING RESTORATION PLAN, made and executed in Richardson, Texas, by LENNOX INTERNATIONAL INC., a Delaware corporation (the “Company”),
WITNESSETH THAT:
WHEREAS, the Company has maintained an unfunded employee benefit plan known as the Lennox International Inc. Profit Sharing Restoration Plan (the “Plan”) to supplement the benefits payable under the Lennox International Inc. Profit Sharing Retirement Plan to or with respect to any participant therein whose interest thereunder or under the prior Lennox Industries Inc. Profit Sharing Retirement Plan has been limited because of (a) the maximum annual addition limitation imposed by Section 415 of the Internal Revenue Code of 1986, as amended (the “Code”), and/or (b) the annual compensation limitation imposed by Section 401(a)(17) of the Code; and
WHEREAS, the Company now desires to amend the Plan to make certain changes;
NOW, THEREFORE, pursuant to the provisions of Section 5 thereof, the Plan is hereby amended by restatement in its entirety to read as follows:
Section 1. Defined Terms. As used herein,
(a) “Employers” means the Company, Lennox Industries Inc., Heatcraft Inc. and any other trade or business which may adopt this Plan with the consent of the Chief Executive Officer of the Company.
(b) “Executive” means (i) prior to January 1, 1998, any employee in the employ of an Employer assigned an executive labor grade of 8 or above, (ii) during 1998 and 1999, any employee who was an Executive on December 31, 1997, and any other employee in the employ of an Employer who was a Vice President-A or who filled a position after discontinuance of the labor grade system that previously had been an executive labor grade of 8 or above, and (iii) after December 31, 1999, any employee who was an Executive on such date and any other employee in the employ of an Employer (A) in the position of either Chief Executive Officer or Chief Operating Officer of the Company or (B) in an Executive Vice President position reporting directly to either such officer. An employee who satisfies the requirements to become an Executive shall remain an Executive for purposes of this Plan until his or her benefits under this Plan have been fully distributed.

(c) “Profit Sharing Plan” means the Lennox International Inc. Profit Sharing Retirement Plan, except that for periods of time prior to January 1, 1991, such term means the Lennox Industries Inc. Profit Sharing Retirement Plan and for periods of time after December 31, 2008, such term means the Profit Sharing Plan portion of the Lennox International Inc. Merged Profit Sharing and 401(k) Retirement Plan for Salaried Employees.
(d) “Separation from Service” means with respect to an Executive, such Executive’s separation from service (within the meaning of Section 409A of the Code and the regulations and other guidance issued thereunder) with the group of employers that includes the Company and each Affiliated Company. An employee’s Separation from Service shall be deemed to occur on the date as of which the employee and his or her employer reasonably anticipate that no further services will be performed after such date or that the level of bona fide services the employee will perform after such date (whether as an employee or an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the employee has been providing services to the employer less than 36 months). For purposes of this definition, “Affiliated Company” shall mean any incorporated or unincorporated trade or business or other entity or person, other than the Company, that along with the Company is considered a single employer under Section 414(b) or Section 414(c) of the Code.
(e) “Specified Employee” means an Executive who is a specified employee within the meaning of Section 409A(a)(2) of the Code and the regulations and other guidance issued thereunder. Specified Employees shall be identified by the Compensation and Human Resources Committee of the Board of Directors of the Company.
Unless the context clearly indicates otherwise, the other words and phrases used in this Plan shall have the meanings assigned to them under the provisions of the Profit Sharing Plan.
Section 2. Administration. This Plan shall be administered by the Company in a manner consistent with the administration of the Profit Sharing Plan, except that this Plan shall be administered as an unfunded plan which is not intended to qualify under the provisions of Section 401(a) of the Code. The Company shall perform and exercise all of the duties and powers granted to it under the terms of this Plan. The Management Committee, which shall be appointed by and serve at the pleasure of the Chief Executive Officer of the Company, shall interpret the provisions of this Plan. The Plan is intended to provide compensation and benefits that are not subject to the tax imposed under Section 409A of the Code and shall be interpreted and administered to the extent possible in accordance with such intent. The Company may adopt such rules and regulations for the administration of this Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts with respect to the Plan. All interpretations and decisions made and other action taken by the Management Committee shall be conclusive and binding upon all parties having or claiming to have an interest under this Plan.

Section 3. Deferred Compensation Accounts. Each Employer shall establish and maintain on its books a deferred compensation account for each Executive in its employ whose allocable share of Employer contributions and/or forfeitures under the Profit Sharing Plan has been limited in a Plan Year commencing after December 31, 1982, and before January 1, 2009, by the maximum annual addition limitation imposed by Section 415 of the Code and/or the annual compensation limitation imposed by Section 401(a)(17) of the Code. Such account shall be designated by the name of the Executive for whom established and shall be credited as of the end of each such Plan Year with an amount equal to the excess of (a) the total amount of Employer contributions and forfeitures which would have been allocated to such Executive under the Profit Sharing Plan for such year in the absence of said maximum annual addition limitation and annual compensation limitation, over (b) the amount of Employer contributions and forfeitures actually allocated to such Executive under the Profit Sharing Plan for such year. In addition, as of the date of each valuation and adjustment of Accounts under the Profit Sharing Plan (including any such date within a period during which installment distributions are being made pursuant to Section 4 of this Plan and any such date within a payment delay prescribed by Section 4(b) of this Plan), such Executive’s deferred compensation account shall be adjusted to reflect the same rate of increase or decrease in value as is used to adjust his or her Employer Account under the Profit Sharing Plan for the valuation and adjustment period ending as of such date. No contribution made by an Employer to the Lennox International Inc. Merged Profit Sharing and 401(k) Retirement Plan for Salaried Employees after December 31, 2008, shall constitute an Employer contribution for purposes of this Plan.
Section 4. Account Payments.
(a) Upon the termination of an Executive’s employment with an Employer, any portion of the amount credited to such Executive’s deferred compensation account that is not subject to Section 409A of the Code shall be paid to such Executive (or, in the event of his or her death, to the beneficiary or beneficiaries designated by such Executive for the purposes of the Profit Sharing Plan) in approximately equal annual installments over a period of ten years; provided, however, that with the consent of the Company, such Executive (or, in the event of his or her death, the beneficiary or beneficiaries of such Executive) may elect to receive such amount either in a single lump sum payment or in approximately equal annual installments over a period of five years. For the purposes of this Plan, an Executive’s employment with an Employer shall not be considered to have terminated so long as such Executive is in the employ of any Employer or Affiliated Company.

(b) Upon an Executive’s Separation from Service, the portion of such Executive’s deferred compensation account that is subject to Section 409A of the Code shall be paid to such Executive (or, in the event of his or her death, to the beneficiary or beneficiaries designated by such Executive for the purposes of the Profit Sharing Plan) in a single lump sum payment on the first day of the month following the Executive’s Separation from Service unless the Executive made an effective election to have such portion paid in (i) annual installments over a period of five years or (ii) annual installments over a period of 10 years, with installments commencing in either case on the first day of the month following the Executive’s Separation from Service and continuing on anniversary dates thereof. The amount of any annual installment shall be determined by dividing the total undistributed balance remaining to be paid by the number of installments remaining to be paid. The foregoing provisions of this subsection (b) to the contrary notwithstanding, if any Executive whose Separation from Service occurs is a Specified Employee as of the date of his or her Separation from Service, then any payment from such portion that would be made (without regard to this sentence) prior to the first day of the seventh month after the date of such Executive’s Separation from Service shall not be made until the first day of the seventh month after the date of the Separation from Service of such Executive (or if earlier, the first day of the month after the death of such Executive). Prior to January 1, 2009, an Executive may make a new election with respect to the form of payment under this subsection (b), provided that such election complies with the transition relief requirements for changing a payment election prescribed by the Internal Revenue Service in Notice 2007-86 (or in any other applicable guidance issued by the Internal Revenue Service). After December 31, 2008, any change by an Executive with respect to the time or form of payment under this subsection (b) shall become effective (i) not earlier than the date that is 12 months after the filing of such change and (ii) only if the date for the payment or commencement of payments being elected is at least five years after the date as of which such benefit otherwise would have been paid or commenced being paid under this subsection (b) in the absence of such change, where for this purpose installment payments shall be treated as a single payment. Any election or change under this subsection (b) shall be made by an Executive on a form prescribed by and filed with or as directed by the Management Committee.
(c) Any provision of this Section to the contrary notwithstanding, if an Executive is not fully vested in the amount credited to his or her Employer Account under the Profit Sharing Plan at the date of his or her Separation from Service, then the amount credited to such Executive’s deferred compensation account under this Plan shall be reduced at the date of such Separation from Service to an amount equal to (y) the amount then credited to his or her deferred compensation account under this Plan, multiplied by (z) the vested percentage applicable to such Executive’s Employer Account under Section 4.2 of the Profit Sharing Plan as of the date of such Separation from Service.
Section 5. Amendment and Termination. The Board of Directors of the Company or the Compensation and Human Resources Committee of said Board of Directors shall have the right and power at any time and from time to time to amend this Plan, in whole or in part, on behalf of all Employers, and at any time to terminate this Plan or any Employer’s participation hereunder; provided, however, that no such amendment or termination shall reduce the amount actually credited to an Executive’s deferred compensation account under this Plan on the date of such amendment or termination, or further defer the due date for the payment of such amount, without the consent of the affected Executive.

Section 6. Nature of Plan and Rights. This Plan is unfunded and maintained by the Employers primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Employers. The deferred compensation accounts established and maintained under this Plan by an Employer are for accounting purposes only and shall not be deemed or construed to create a trust fund of any kind or to grant a property interest of any kind to any Executive or his or her beneficiaries. The amounts credited by an Employer to said accounts are and for all purposes shall continue to be a part of the general assets of such Employer and, to the extent that an Executive or beneficiary acquires a right to receive payments from such Employer pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of such Employer. This Section shall be subject to the terms of the Grantor Trust Agreement dated November 16, 2000, by and between the Company and Wachovia Bank N.A., as from time to time in effect, but such terms shall not apply to the extent they would cause any benefits under the Plan to be subject to the tax imposed under Section 409A of the Code.
Section 7. Spendthrift Provision. No account balance or other right or interest of an Executive or beneficiary under this Plan may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law (except pursuant to a qualified domestic relations order within the meaning of Section 414(p) of the Code), and no such balance, right or interest shall be liable for or subject to any debt, obligation or liability of such Executive or beneficiary.
Section 8. Employment Noncontractual. The establishment of this Plan shall not enlarge or otherwise affect the terms of any Executive’s employment with his or her Employer, and such Employer may terminate the employment of such Executive as freely and with the same effect as if this Plan had not been established.
Section 9. Applicable Law. This Plan shall be governed by and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Texas, except where superseded by federal law.
Section 10. Change of Control. Any provision of this Plan to the contrary notwithstanding, during the 90-day period following the occurrence of a Change of Control (as defined in the Lennox International Inc. Grantor Trust Agreement), each Executive may elect irrevocably that any amount of his or her deferred compensation account that is not subject to Section 409A of the Code and that is payable upon his or her subsequent termination of employment be paid either in a single lump sum payment or in approximately equal annual installments over a period of five years, whichever form the Executive elects, and the consent of the Company shall not be required for such election. The benefits provided under this Plan to any Executive who has entered into a Change of Control Employment Agreement with his or her Employer shall be adjusted in accordance with the terms of that Agreement, except to the extent that any such adjustment would cause any benefits under the Plan to be subject to the tax imposed under Section 409A of the Code.

Section 11. Claims Procedure. If any person (hereinafter called the “Claimant”) feels that he or she is being denied a benefit to which he or she is entitled under this Plan, such Claimant may file a written claim for said benefit with the Management Committee. Within 60 days of the receipt of such claim (or within 120 days of the receipt of such claim if special circumstances require an extension of the time for processing the claim, in which event the Management Committee or its designated representative will furnish the Claimant with a written notice indicating the special circumstances and the time by which a determination with respect to the claim will be made), the Management Committee or its designated representative shall determine and notify the Claimant as to whether he or she is entitled to such benefit. Such notification shall be in writing and, if denying the claim for benefit, shall set forth the specific reason or reasons for the denial, make specific reference to the pertinent provisions of this Plan, and advise the Claimant that he or she may, within 60 days of the receipt of such notice, in writing request the Management Committee to review such denial. In connection with such request for review, the Claimant and/or his or her duly authorized representative may examine copies of any relevant documents and submit information and comments in writing to support the granting of the benefit being claimed. The final decision of the Management Committee with respect to the claim being reviewed shall be made within 60 days following the receipt of the Claimant’s request for review unless special circumstances require an extension of time for reviewing the claim, in which event (i) the Management Committee or its designated representative will furnish a written notice of such extension to the Claimant, and (ii) the final decision of the Management Committee shall be made as soon as possible but in no event later than 120 days after the receipt of the Claimant’s request for review. The Management Committee shall in writing notify the Claimant of its final decision, again specifying the reasons therefor and the pertinent provisions of this Plan upon which such decision is based. The final decision of the Management Committee with respect to a claim shall be conclusive and binding upon the Claimant and all other parties having or claiming to have an interest in such claim.
IN WITNESS WHEREOF, this amended and restated Plan has been executed this                      day of                                                             , 2008, to be effective as of January 1, 2009.

LENNOX INTERNATIONAL INC.
By:
Title: